Lease Agreement
Between
PROMINENT NORTHPOINT L.P.
as Landlord, and
Borland Software Corporation
as Tenant,
Covering approximately 45,000 rentable square feet
of the Building known as
Prominent Pointe Two
located at
8310 Capital of Texas Hwy. North, Building Two
Austin, TX 78731
TABLE OF CONTENTS

18

EXHIBITS TO THIS LEASE

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H Exhibit H – 1	- Outline of Premises
- Building Rules and Regulation
- Basic Costs
- Tenant Finish-Work
- Parking
- Commencement Date Memorandum
- Option to Extend the Term
- Option to Lease Additional Space
- Additional Space

BASIC LEASE INFORMATION

Lease Date:	April 18, 2008
Tenant:	Borland Software Corporation, a Delaware corporation
Tenant’s Address:	8310 Capital of Texas Hwy. North, Building Two, Suite 300
Tenant Contact:	Melissa Frugé
Tenant Telephone:	512- 340-4741
Tenant’s Broker:	The Staubach Company, to be paid by Landlord.
Landlord:	Prominent Northpoint, LP
Landlord’s Address:	c/o Aspen Growth Properties, Inc.
901 Mopac Expressway South
Building One, Suite 200
Austin, Texas 78746
Landlord Contact:	Aspen Growth Properties, Inc., attn: Property Manager for Landlord
Landlord Telephone:	512-732-9922
Landlord’s Broker:	Not Applicable
Building:	The building commonly known as “Prominent Pointe Two”, located at
8310 Capital of Texas Hwy. North, Austin, Texas 78731 which
contains 102,046 of rentable square feet.
Premises:	Suite No. 300 and 175 containing approximately 45,000 rentable square feet (“RSF”) on the first and third floors of the
Building. The Premises are outlined on the plan attached to the
Lease as Exhibit A. The RSF comprising the Premises are computed based on the usable square feet within the Premises plus Tenant’s proportionate share of the Common Areas. Tenant accepts the
measurements as set forth within this description and waives any right or claim to adjust Base Rent based on subsequent or
different measurements. Landlord shall apply a common area
factor of 17.43% for a multi tenant floor and 8.97% for a single tenant floor throughout the Building and in connection with all future leases for the Building. The RSF shall initially be
45,000 RSF plus or minus 500 RSF depending upon the placement of the first floor demising wall.
Term:	Eighty four (84) months, commencing October 1, 2008 (the
“Commencement Date”), as same may be extended pursuant to
paragraph 4. of Exhibit “D” (Tenant-Finish Work), and ending at
5:00 p.m., September 30, 2015 subject to adjustment and earlier termination as provided in the Lease.
Base Rent:	Upon the Commencement Date, Base Rent shall be the following:
Period Per RSF Monthly Rent Annual Rent
Months 1 – 12: $19.00 $71,250.00 $855,000.00
Months 13 – 24: $24.72 $92,700.00 $1,112,400.00
Months 25 – 36: $25.46 $95,475.00 $1,145,700.00
Months 37 – 48: $26.22 $98,325.00 $1,179,900.00
Months 49 – 60: $26.50 $99,375.00 $1,192,500.00
Months 61 – 72: $27.00 $101,250.00 $1,215,000.00
Months 73 – 84: $27.82 $104,325.00 $1,251,900.00
Security Deposit:	$142,762.50
Rent:	Base Rent, Tenant’s Proportionate Share of Basic Costs and all
other sums that Tenant may owe to Landlord under the Lease.
Permitted Use:	General office use and uses incidental thereto.
44.1%, which is the percentage obtained by dividing (a) 45,000 the RSF in the Premises by (b) the 102,046 RSF in the Building,
Tenant’s	provided that Landlord and Tenant acknowledge that Tenant’s
Proportionate	Proportionate Share shall be adjusted as additional completed RSF
Share:	are added to or subtracted to the Premises.
Costs of $10.25 per RSF ($38,437.50 per month). Notwithstanding
Tenant’s Estimated	anything contained herein to the contrary, Tenant’s Proportionate
Proportionate Share	Share shall not exceed $10.25 per RSF for the first twelve (12)
of Basic Costs:	months of the Term.
As of and following the Commencement Date, Landlord shall assume that certain lease entered into by and between Tenant and
Landlord dated March 16, 2006, (the “Mopac Lease”), as further amended by that certain First Amendment to Lease dated June 29,
2006, as further amended by that certain Second Amendment to
Lease dated February 28, 2007, as further amended by that certain
Third Amendment to Lease dated May 21, 2007, as further amended by that certain Fourth Amendment to Lease dated September 7, 2007 and as further amended by that certain Fifth Amendment to Lease dated October 12, 2007, and as further amended by that certain
Sixth Amendment to Lease dated April 15, 2008, pursuant to a separate assignment and assumption agreement entered into
concurrent with this Lease. The Mopac Lease provides for the leasing of certain space consisting of approximately 33,979
rentable square feet of space located on the second and third floors and known as Suites B220, A300, B380 and B230 of the
Assumption of Lease	building located at 8303 MoPac Expressway North, in the City of
at 8303 Mopac	Austin, Travis County, State of Texas.

Initial Liability Insurance Amount	$3,000,000.00
Maximum Construction Allowance:	$40 per RSF. ($1,800,000.00)
Tenant may amortize up to an additional
$20.50 per square foot at 10% interest.
The additional $20.50 may be used for any
and all costs including but not limited
to; building standard and non-building
standard improvements, architectural and
engineering services, permitting, and
construction management fees, moving
expenses, security network setup,
telephone equipment and installation,
signage, furniture and furniture set up,
all cabling costs and consultant fees.
Notwithstanding the foregoing, Tenant, in
Tenant’s sole discretion, may elect to
pay the Elected TI in cash and up front
on the Commencement Date.
8303 Mopac Lease	Landlord will assume Borland’s remaining
lease obligation at 8303 Mopac from the
Rent Commencement Date of Borland’s lease
at Prominent Pointe II.
Additional Space:	That certain space marked as “Additional
Space” in the Site Plan attached as
Exhibit H - 1 to this Lease.
Signage:	Borland shall have the right to install
one (1) building top, exterior, back-lit
signage on the front North side of the
building at Borland’s cost which can be
paid out of the Tenant Improvement
Allowance. The exact location, size,
detail of sign shall be approved by
Landlord in Landlord’s reasonable
discretion. Additionally, below the
project identification signage, Borland
shall have top tenant placement on the
monument signage at the main entrance to
the project. At Landlord’s sole cost and
expense, Landlord shall be responsible
for the construction of the monument and
such monument shall be in compliance with
all applicable statutes, codes and
ordinances. The building and monument
signage shall be maintained and removed
by Tenant at its own expense.
Lobby:	The lobby of the Building shall be
completed and furnished prior to the
Commencement Date and Tenant shall have
access to the lobby prior to the
Commencement Date.
Suite 100:	In the event Suite 100 is completed and
ready for occupancy prior to the
Commencement Date, Tenant shall be
entitled to occupy Suite 100 prior to
said Commencement Date free of any Rent
for the period of occupancy prior to the
Commencement Date.

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. All terms set forth in the left column are defined terms used in this Lease and having the meaning set forth in the corresponding right column. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:	PROMINENT NORTHPOINT, LP, a Texas limited partnership By: Aspen Growth Properties, Inc., its General Partner By: /s/ Mark McAllister

Mark McAllister, President
TENANT:	BORLAND SOFTWARE CORPORATION, a Delaware corporation By: /s/ Tod Nielsen

Name: Tod Nielsen Title: CEO

LEASE

THIS LEASE AGREEMENT (this “Lease”) is entered into as of April 18, 2008, between PROMINENT NORTHPOINT, L.P., a Texas limited partnership (“Landlord”), and Borland Software Corporation, a Delaware corporation (“Tenant”).

1. The definitions and basic provisions set forth in the Basic Lease
SECTION 1.	Information (the “Basic Lease Information”) executed by Landlord and Tenant
DEFINITIONS AND	contemporaneously herewith are incorporated herein by reference for all
BASIC PROVISIONS	purposes.
SECTION 2.	2. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant
LEASE GRANT	leases from Landlord, the Premises.
SECTION 3. TERM	3. (a) Term Defined. The Term of this Lease begins on the Commencement Date and ends on the date shown in the Basic Lease Information. If the
Commencement Date is not the first day of a calendar month, then the Term shall be extended by the time between the Commencement Date and the first day of the next month. Either at Landlord’s request prior to Tenant’s taking possession of the Premises, or no later than ten (10) days after receipt of request therefore following the Commencement Date, Landlord and Tenant shall execute a Commencement Date Memorandum in the form attached hereto as Exhibit
F.
(b) Condition of the Premises. Prior to the Commencement Date, Landlord will construct the tenant improvements in accordance with the terms of Exhibit
“D”, Tenant Finish-Work, attached hereto. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their AS-IS condition as of the date of such occupancy, subject to the performance of punch-list items that remain to be performed by Landlord, if any. Tenant shall execute and deliver to Landlord, either before the end of any Landlord and Tenant inspection of the Premises on the Commencement Date, or if not done at that time within ten (10) days after Landlord has requested same, a letter on
Landlord’s standard form confirming (1) the Commencement Date, (2) that
Tenant has accepted the Premises, and (3) that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter).
SECTION 4. RENT	4. (a) Payment. Tenant shall timely pay to Landlord the Base Rent and all additional sums to be paid by Tenant to Landlord under this Lease, including
Tenant’s Proportionate Share of Basic Costs as set forth in subsection (c)
below, without notice or demand and without deduction or set off, at
Landlord’s Address (or such other address as Landlord may from time to time designate in writing to Tenant). Base Rent, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Base
Rent shall be payable contemporaneously with the execution of this Lease;
thereafter, monthly installments of Base Rent shall be due on the first day of the second full calendar month of the Term and continuing on the first day of each succeeding calendar month during the Term. Base Rent for any fractional month at the beginning of the Term shall be prorated based on
1/365 of the current annual Base Rent for each day of the partial month this
Lease is in effect, and shall be due on the Commencement Date.
(b) Increase to Base Rent. The monthly Base Rent shall increase once at the end of each Lease Year as shown in the section entitled “Base Rent” in the
Basic Lease Information. A Lease Year means a period of twelve (12)
consecutive calendar months; provided, however, that the first Lease Year shall commence on the Commencement Date and expire on the last day of the twelfth (12th) full calendar month following the Commencement Date.
Notwithstanding anything contained herein to the contrary, Tenant’s
Proportionate Share shall not exceed $10.25 per RSF for the first twelve (12)
months of the Term.
Tenant shall not be responsible for increases in operating in excess of five percent (5%) per year on a cumulative, compounding basis, exclusive of those expenses categorized as not within the control of the Landlord
(“Non-Controllable Expenses”). For purposes of this provision,
Non-Controllable Expenses shall be defined as taxes, utilities, insurance, and expenses that increase as a result of minimum wage rate increases. In addition, management fees shall be capped not to exceed four percent (4%) of the annual rental income received. In Landlord’s commercially reasonable discretion, Landlord agrees to protest any substantial tax increases. For purposes herein, a substantial tax increase shall mean an increase of five percent (5%) or more of the ad valorem taxes relating to the property and the improvements on which the Premises is located. The foregoing paragraph is subject to the limitations set forth on Exhibit C.
Landlord shall keep books and records which shall, for the purpose of verifying the Common Areas Expenses, be subject to examination by Tenant and
Tenant’s accountants at reasonable times during business hours and in a manner which does not unreasonably interfere with the conduct of Landlord's business. Any such examination for any calendar year shall be conducted within three (3) months following Landlord’s delivery to Tenant of the statement of actual Basic Costs, and shall be limited to the calendar year for which such statement of actual Basic Costs was furnished. The examination shall be conducted by an accountant licensed in the State of Texas, and the compensation paid to such accountant shall not be based on the results of the examination or a reduction in Tenant’s obligation to pay Basic Costs. If the examination of Landlord's statement of actual Basic Costs shows that actual
Basic Costs have been understated, Tenant shall pay to Landlord the difference between the amount actually paid by Tenant to Landlord for the prior calendar year, and the amount that the examination shows should have been paid by Tenant to Landlord. If the examination of Landlord's statement of actual Basic Costs shows that actual Basic Costs have been overstated,
Landlord shall have thirty (30) days to conduct its own examination to confirm Tenant’s accountant’s results, or in the alternative shall pay (or in
Landlord’s discretion, credit against Rent next due) to Tenant the amount which Tenant’s examination has shown to have been overpaid by Tenant. All examinations of Landlord's books and records shall be solely at Tenant's expense; provided, however, if following Landlord’s review Landlord's statement of actual Basic Costs is shown to have been overstated by five percent (5%) or more, Landlord shall promptly reimburse Tenant for Tenant's actual expenses of such examination.
(c) Basic Costs. On a monthly basis, Tenant shall pay to Landlord an amount equal to one twelfth (1/12th) of the product of (1) Landlord’s annual Basic
Costs (as described on Exhibit C), multiplied by (2) Tenant’s Proportionate
Share. Tenant shall pay to Landlord, on the Commencement Date and on the first day of each calendar month thereafter, an amount equal to Tenant’s
Estimated Proportionate Share of Basic Costs for the ensuing month. From time to time during any calendar year, Landlord may estimate and re-estimate the
Proportionate Share of Basic Costs to be due by Tenant for that calendar year and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of estimated Basic Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of its
Proportionate Share of Basic Costs as estimated by Landlord. It is understood that the “estimated” cost is subject to revision based on the actual operating costs of the Building and Project.
(d) Annual Cost Statement. By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of
Landlord’s actual Basic Costs (the “Annual Cost Statement”) for the previous year adjusted as provided in Section 4.(e). Such Annual Cost Statement shall contain the information used by Landlord to prepare its standard accounting documents required to compute Landlord’s cost, plus Landlord’s calculation in determining Tenant’s Proportionate Share. If the Annual Cost Statement
reveals that Tenant paid more for Basic Costs than Tenant’s Proportionate
Share of Basic Costs in the year for which such statement was prepared, then
Landlord shall, at its option, reimburse or credit Tenant for such excess within thirty (30) days after delivery of the Annual Cost Statement in question; likewise, if Tenant paid less than Tenant’s Proportionate Share of
Basic Costs, then Tenant shall pay Landlord such deficiency within thirty
(30) days after delivery of the Annual Cost Statement in question.
(e) Adjustments to Basic Costs. With respect to any calendar year or partial calendar year in which the Building is not occupied to the extent of 95% of the rentable area thereof, the Basic Costs for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building been occupied to the extent of 95% of the rentable area thereof. Notwithstanding the foregoing, in the event the actual Basic Costs for any particular period are less than the Basic Costs computed herein, then the actual Basic Costs shall be used for computing Tenant’s Basic Costs hereunder.
5. In the event any Rent has not been paid within ten (10) days following the date such payment is due, Landlord may charge Tenant a late fee equal to ten percent (10%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency;
provided, however, that Tenant shall be afforded two (2) late payments of
Rent in any given year during the Term, as renewed and extended, before
Landlord may take such action. In addition, if any Rent has not been paid within thirty (30) days following the date such payment is due, any such delinquent Rent shall bear interest from the date due until paid at the rate of ten percent per annum. In no event, however, shall the charges permitted
SECTION 5.	under this Section 5 or elsewhere in this Lease, to the extent the same are
DELINQUENT PAYMENT;	considered to be interest under applicable law, exceed the maximum lawful
HANDLING CHARGES	rate of interest.
6. Contemporaneously with the full execution of this Lease and full execution of a side letter agreement wherein Tenant’s obligation to pay base rent and any additional rent under its current lease at 8303 MoPac shall be abated, Tenant shall pay to Landlord, in immediately available funds, the
Security Deposit, which shall be held by Landlord and as security for the performance by Tenant of its obligations under this Lease. The interest generated from the Security Deposit shall accrue for the benefit of Tenant, and upon the termination of this Lease without an uncured default, the
Security Deposit plus interest earned thereon shall be returned to Tenant as per the provisions of this Lease. In the event Landlord asserts a default by
Tenant upon termination of this Lease (other than a termination of this Lease caused by an Event of Default (herein defined) by Tenant, Landlord shall only retain such portion of the Security Deposit that is commercially reasonable to cure said default. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (defined in Section 17). Landlord may, from time to time and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation which Tenant was obligated, but failed, to perform hereunder.
Following any such application of the Security Deposit, Tenant shall pay to
Landlord on demand the amount so applied in order to restore the Security
Deposit to its original amount and if Tenant fails to do so within thirty
(30) days of such demand, it shall constitute an Event of Default. Within a reasonable time after the Term ends, which shall not exceed thirty (30) days after Tenant has provided Landlord with written notice of Tenant’s forwarding address, Landlord shall return to Tenant the balance of the Security Deposit not applied to satisfy Tenant’s obligations with a written description and itemization of any deductions. If Landlord transfers its interest in the
Premises, then Landlord may assign the Security Deposit to the transferee and
SECTION 6.	Landlord thereafter shall have no further liability for the return of the
SECURITY DEPOSIT	Security Deposit.
7. (a) Services. Landlord shall furnish to Tenant (1) water (hot and cold)
at those points of supply provided for general use of tenants of the
Building; (2) heated and refrigerated air conditioning as appropriate, during normal business hours, and at such temperatures and in such amounts as are reasonably considered by Landlord to be standard; (3) janitorial service to the Premises on weekdays other than holidays for Building-standard installations (Landlord reserves the right to bill Tenant separately for extra janitorial service required for non-standard installations) and such window washing as may from time to time in Landlord’s judgment be reasonably required; (4) elevator(s) for ingress and egress to the floor on which the
Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of elevators to be in operation at times other than during normal business hours and on holidays; (5) replacement of
Building-standard light bulbs and fluorescent tubes; and (6) electrical current during normal business hours at a power capacity of 4 watts per rentable space foot for lighting and outlets (“Normal Usage”). Landlord shall maintain the common areas of the Building in reasonably good order and condition, except for damage occasioned by Tenant, or its employees, agents or invitees. If Tenant desires any of the services specified in this Section
7(a) at any time other than times herein designated, any such HVAC related services shall be supplied to Tenant on demand, and any other services as set forth above shall be provided in a commercially reasonable manner, and Tenant shall pay to Landlord the cost of such services (at the initial hourly rate of $35.00 per hour per floor) within ten (10) days after Landlord has delivered to Tenant an invoice therefore. As used herein, the term “normal business hours” shall mean from 7:00 a.m. to 6:00 p.m. Monday through Friday and from 8:00 a.m. to 1:00 p.m. on Saturdays, except for the following holidays (or the day observed in lieu thereof by national banks): New Year’s
Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and
Christmas Day (collectively, the “Holidays”).
(b) Excess Utility Use. Landlord shall use reasonable efforts to furnish electrical current for special lighting, computers and other equipment whose electrical energy consumption exceeds Normal Usage through the then-existing feeders and risers serving the Building and the Premises (not to exceed, however, 6.5 watts per rentable square foot), and Tenant shall pay to
Landlord the cost of such service within ten (10) days after Landlord has delivered to Tenant an invoice therefore. Landlord may determine the amount of such additional consumption and potential consumption by either or both:
(1) a survey of standard or average tenant usage of electricity in the
Building performed by a reputable consultant selected by Landlord and paid for by Tenant; or (2) a separate meter in the Premises installed, maintained, and read by Landlord, all at Tenant’s expense. Tenant shall not install any electrical equipment requiring special wiring or requiring electrical current in excess of Normal Usage unless approved in advance by Landlord in its reasonable discretion, unless such installations are contained in any construction drawings previously approved by Landlord in connection with the construction of the Landlord’s Work. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon Tenant’s written request, be installed by
Landlord, at Tenant’s cost, if, in Landlord’s sole and absolute judgment, the same are necessary and shall not cause permanent damage or injury to the
Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, or interfere with or disturb other tenants of the Building. If Tenant uses machines or equipment (other than general office machines, personal computers and electronic data processing equipment) in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises, and the cost thereof, including the cost of installation, operation, use, and maintenance, shall be paid by Tenant to Landlord within ten (10) days after Landlord has delivered to Tenant an invoice therefore.
(c) Restoration of Services; Abatement. Landlord shall use reasonable efforts to restore any service that becomes unavailable; however, such unavailability shall not (i) render Landlord liable for any damages caused thereby, (ii) be a constructive eviction of Tenant, (iii) constitute a breach of any express or implied warranty, or, except as provided in the next sentence, or (iv)
entitle Tenant to any abatement of Tenant’s obligations hereunder. However, if Tenant is prevented from making reasonable use of the Premises, including, without limitation, because the HVAC system is not working, for more than fifteen (15) consecutive days (or five (5) consecutive days if the reason for such unavailability is within the reasonable control of Landlord) because of the unavailability of any such service, Tenant shall, as its exclusive remedy
SECTION 7.	therefore, be entitled to a reasonable abatement of Rent for each consecutive
LANDLORD’S	day (after such 15 day or 5 day period, as applicable) that Tenant is so
OBLIGATIONS	prevented from making reasonable use of the Premises.
8. (a) Improvements; Alterations. Other than improvements to be paid for by
Landlord in connection with the initial construction of the Building or in connection with the Landlord’s Work, improvements to the Premises shall be installed at the expense of Tenant only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord in its reasonable discretion. Landlord shall, at no expense to Tenant, install and maintain building standard window coverings throughout the Premises. After the initial Tenant improvements are made, no alterations or physical additions in or to the Premises may be made without
Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed and provided that Landlord’s consent shall not be necessary for any proposed Tenant improvement that does not exceed
Twenty-Five Thousand and No/100 Dollars ($25,000) and does not affect the
Building’s structure, electrical or HVAC systems. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type on or about the Premises without the prior written consent of Landlord, such consent not to be unreasonably withheld, conditioned or delayed. All alterations, additions, or improvements (whether temporary or permanent in character, and including without limitation all air-conditioning equipment and all other equipment that is in any manner connected to the Building’s plumbing system) made in or upon the Premises, either by Landlord or Tenant, shall be Landlord’s property at the end of the
Term and shall remain on the Premises without compensation to Tenant.
Approval by Landlord of any of Tenant’s drawings and plans and specifications prepared in connection with any improvements in the Premises shall not constitute a representation or warranty of Landlord as to the adequacy or sufficiency of such drawings, plans and specifications, or the improvements to which they relate, for any use, purpose, or condition, but such approval shall merely be the consent of Landlord as required hereunder.
Notwithstanding anything in this Lease to the contrary, Tenant shall be responsible for the cost of all work required to comply with the retrofit requirements of the Americans with Disabilities Act of 1990, and all rules, regulations, and guidelines promulgated thereunder, as the same may be amended from time to time, necessitated by any installations, additions, or alterations made in or to the Premises at the request of or by Tenant or by
Tenant’s use of the Premises (other than retrofit work whose cost has been particularly identified as being payable by Landlord, including, without limitation, Landlord’s construction obligations in connection with the
Landlord’s Work, in an instrument signed by Landlord and Tenant), regardless of whether such cost is incurred in connection with retrofit work required in the Premises (including the Work described in Exhibit D) or in other areas of the Building.
(b). Repairs; Maintenance. Landlord hereby certifies to Tenant that on the
Rent Commencement Date, the Premises are free from any Mold (herein defined).
Tenant shall maintain the Premises in a clean, safe, operable attractive condition, and shall not permit or allow to remain any waste, Molds, or damage to any portion of the Premises. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Building caused by Tenant or Tenant’s agents, contractors, or invitees. If Tenant fails to make such repairs or replacements within thirty (30) days after the occurrence of such damage, then Landlord may, after delivery of written notice to Tenant, make the same at Tenant’s cost. In lieu of having Tenant repair any such damage outside of the Premises, Landlord may repair such damage at Tenant’s cost. The cost of any repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within twenty (20) days after Landlord has delivered to Tenant an invoice therefore.
In no event shall Landlord have any obligation or liability to Tenant or any others for the existence of molds, fungi, bacteria, mildew, and other similar matters (collectively referred to hereafter as “Molds”), if the cause of the
Molds is due to Tenant’s own conduct, acts or omissions, including the failure to perform any of Tenant’s obligations under the Lease.
(c). Performance of Work. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors reasonably approved in writing by Landlord. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage against risks, in such amounts, and with such companies as Landlord may reasonably require, and to procure payment and performance bonds reasonably satisfactory to Landlord covering the cost of the work. All such work shall be performed in accordance with all legal requirements and in a good and workmanlike manner so as not to damage the Premises, the primary structure or structural qualities of the
Building, or plumbing, electrical lines, or other utility transmission facility. All such work which may affect the HVAC, electrical system, or plumbing must be approved by the Building’s engineer of record.
(d). Mechanic’s Liens. Tenant has no authority, express or implied, to create, permit or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord or Tenant in the Premises. Tenant acknowledges and agrees that in connection with all
Improvements or Alterations to the Premises, i) Tenant does not act as
Landlord’s agent; ii) the Improvements or Alterations are done solely for the benefit of Tenant; and iii) the Improvements or Alterations do not “enrich”
Landlord because they are specific to the needs of Tenant and therefore have little or no intrinsic value to Landlord. Other than for any and all loss, cost or expense based on or arising out of Landlord’s initial construction of the Building and in connection with Landlord’s Work on the Premises, Tenant will save and hold Landlord harmless from any and all loss, cost or expense, including without limitation attorneys' fees, based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the Premises or under the terms of this
Lease. Subsequent to Landlord’s completion of the Building and Landlord’s
Work in the Premises, Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Building for any work performed, materials furnished or obligation incurred by or at the request of Tenant. If any such a lien or encumbrance is filed, then Tenant shall, within fifteen (15) days after Landlord has delivered notice of the filing to Tenant, either pay the amount of the lien or diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim
SECTION 8.	without inquiry as to the validity thereof, and any amounts so paid,
IMPROVEMENTS AND	including expenses and interest, shall be paid by Tenant to Landlord within
REPAIRS	ten days after Landlord has delivered to Tenant an invoice therefore.
9. Permitted and Prohibited Uses. Tenant shall use the Premises only for the
Permitted Use and shall comply with all laws, orders, rules, and regulations relating to the use, condition, and occupancy of the Premises, the Building, the parking areas and all common areas. The Premises shall not be used for any use other than the Permitted Use. The Premises shall not be used for a use which is disreputable, illegal or immoral; creates extraordinary fire hazards; results in a nuisance to other tenants; induces vibrations, noise, odors or blight noticeable by the public or other tenants; results in an increased rate of insurance on the Building or its contents or the storage of any hazardous materials or substances. If, because of Tenant’s acts or omissions, the rate of insurance on the Building or its contents increases,
Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not constitute a waiver of any of Landlord’s
SECTION 9.	other rights. Tenant shall conduct its business and control its agents,
PERMITTED AND	employees, and invitees in such a manner as not to create any nuisance or
PROHIBITED USES	interfere with other tenants or Landlord in its management of the Building.
10. (a) Transfers; Consent. Tenant shall not, without the prior written consent of Landlord which Landlord shall not be unreasonably withheld, conditioned or delayed (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (2)
permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization; provided that in the event an entity with a greater net worth than Tenant desires to merge with Tenant, Landlord’s consent shall not be required, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in
Tenant so as to result in a change in the current control of Tenant, (4)
grant any concession of any portion of the Premises, or (5) permit the use of the Premises by any parties other than Tenant (any of the events listed in
Sections 10.(a)(1) through 10.(a)(6) being a “Transfer”). If Tenant requests
Landlord’s consent to a Transfer, then Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation (including but not limited to any assignments or sub-leases, but specifically excluding any sales agreements), and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; current banking, financial, and other credit information; and general references sufficient to enable
Landlord to reasonably determine the proposed transferee’s creditworthiness and character. In order to defray Landlord’s costs associated with a proposed transfer Tenant shall pay the sum of $1,000.00 to Landlord at the time of such request. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes the Tenant’s obligations hereunder. Landlord’s consent to a Transfer shall not release Tenant from performing its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefore. Landlord’s consent to any Transfer shall not waive Landlord’s rights to object to or deny any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then
Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against
Rent. Tenant authorizes its transferees to make payments of rent directly to
Landlord upon receipt of notice from Landlord to do so.
(b) Subletting. Notwithstanding the foregoing as set forth in Section 10(a),
Tenant shall have the right to sublet or license all or a portion of the
Premises to a third party upon written notice to Landlord. Landlord acknowledges that certain vendors, partners and customers of Tenant
(collectively, “Tenant Parties”) require extensive training and/or project development at Tenant’s offices. Tenant requests the right to charge said
Tenant Parties an amount which could be construed as Rent for the time spent on the Premises and said amount shall not be subject to Section 10(c) below.
(c) Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, one-half (1/2) of all compensation received by Tenant for a
Transfer that exceeds the aggregate Base Rent and Tenant’s share of Basic
SECTION 10.	Costs allocable to the portion of the Premises covered thereby, less any
ASSIGNMENT AND	costs of subleasing, tenant improvements, fees, commissions, moving costs and
SUBLETTING	any other related expenses.
11. (a) Tenant Insurance. Tenant shall at its expense procure and maintain throughout the Term the following insurance policies: (1) comprehensive general liability insurance (“CGL”), and, if necessary, commercial umbrella insurance, in amounts of not less than a combined single limit of $3,000,000
(the “Initial Liability Insurance Amount”), insuring Tenant, Landlord,
Landlord’s agents and their respective affiliates against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, (2) insurance covering the full value of Tenant’s property and improvements, and other property (including property of others), in the Premises, and (3) workman’s compensation insurance required under Texas law, containing a waiver of subrogation endorsement reasonably acceptable to Landlord. The CGL shall include coverage of a minimum of $1 million for bodily injury by accident or $1 million each employee for bodily injury by disease for each employee. Such CGL shall be written on ISO occurrence form CG 00 01 01 96 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract. Landlord shall be included as an insured under the CGL, using ISO additional insured endorsement CG 20 11 or a substitute providing equivalent coverage, and under the commercial umbrella, if any. This insurance shall apply as primary insurance with respect to any other insurance or self-insurance programs afforded to Landlord. There shall be no endorsement or modification of the CGL to make it excess over other available insurance;
alternatively, if the CGL states that it is excess or pro rata, the policy shall be endorsed to be primary with respect to the additional insured.
All such insurance policies shall be in form, and issued by companies, reasonably satisfactory to Landlord. The term “affiliate” shall mean any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with the party in question. By requiring insurance herein, Landlord does not represent that coverage and limits will necessarily be adequate to protect Tenant, and as such coverage and limits shall not be deemed as a limitation of Tenant's liability under the indemnities granted to Landlord in this Lease. Tenant may, at its option, purchase business income, business interruption, extra expense or similar coverage as part of this CGL, and in no event shall Landlord be liable for any business interruption or other consequential loss sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its employees, officers, directors or agents, but not for any gross negligence or willful misconduct of Landlord, its employees, officers, directors or agents. Tenant may, at its option, purchase insurance to cover its personal property. In no event shall Landlord be liable for any damage to or loss of personal property sustained by Tenant, whether or not it is insured, even if such loss is caused by the negligence of Landlord, its employees, officers, directors or agents.
(b) Landlord Insurance. Landlord shall maintain, without cost to Tenant
(except as otherwise provided in Basic Costs), with an insurer(s) holding a
Best's Rating of B+ or higher with a Financial Size of Class IX or higher, and reasonably acceptable to Tenant:
(i) ISO Simplified Commercial General Liability Insurance. The limits of liability of such insurance shall be an amount not less than Three Million and 00/100 Dollars ($3,000,000.00) per occurrence, Bodily Injury including death and Three Million and 00/100 Dollars ($3,000,000) per occurrence,
Property Damage Liability or Three Million and 00/100 Dollars ($3,000,000)
combined single limit for Bodily Injury and Property Damage Liability; and
(ii) Property insurance on the Building, the Premises and the common areas insuring ninety percent (90%) of the full replacement value thereof (less foundations). The policy shall not include a deductible in excess of One
Hundred Thousand Dollars ($100,000), and shall include, but not be limited to, fire and extended coverage perils. The policy will contain appropriate endorsements waiving the insurer's right of subrogation against Tenant.
(c) Waiver of Negligence Claims; No Subrogation. Landlord shall not be liable to Tenant or those claiming by, through, or under Tenant for any injury to or death of any person or persons or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a “Loss”)
caused by casualty, theft, fire, third parties, or any other matter
(including Losses arising through repair or alteration of any part of the
Building, or failure to make repairs, or from any other cause), unless the result of gross negligence of any party caused such Loss in whole or in part.
Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured or required to be insured against under any insurance policy that covers the Building, the Premises, Landlord’s or
Tenant’s fixtures, personal property, leasehold improvements, or business, unless caused by the gross negligence of the such party. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.
(d) Indemnity. Subject to Section 11.(c), Tenant shall defend, indemnify, and hold harmless Landlord and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments, and expenses
(including attorneys’ fees) for any Loss arising from any occurrence on the
Premises or from Tenant’s failure to perform its obligations under this Lease
(other than a Loss arising from the sole or gross negligence or willful misconduct of Landlord or its agents), even though caused or alleged to be caused by the joint, comparative, or concurrent negligence or fault of
Landlord or its agents, and even though any such claim, cause of action, or suit is based upon or alleged to be based upon the strict liability of
Landlord or its agents. This indemnity provision is intended to indemnify
SECTION 11.	Landlord and its agents against the consequences of their own negligence or
INSURANCE; WAIVERS;	fault as provided above when Landlord or its agents are jointly,
SUBROGATION;	comparatively, or concurrently negligent with Tenant. This indemnity
INDEMNITY	provision shall survive termination or expiration of this Lease.
12. (a) Subordination. This Lease is subordinate to any deed of trust, mortgage, or other security instrument (a “Mortgage”), or any ground lease, master lease, or primary lease (a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any Mortgage or the Lessor under any Primary Lease is referred to herein as “Landlord’s
Mortgagee”) provided that as a condition precedent to the foregoing subordination, upon foreclosure of the property covering the Premises, or the termination of any primary or master lease, Landlord’s Mortgagee shall immediately execute a new lease agreement for the remaining unexpired Term with Tenant containing terms identical to the terms set forth herein, including, without limitation, any renewal options; provided further, that no
Security Deposit shall be required in the event Tenant’s Security Deposit is not delivered by Landlord to Landlord’s Mortgagee. The provisions of this
Section 12(a) shall be self-operative, and no further instrument shall be required to effect such subordination; however, Landlord shall use commercially reasonable efforts to deliver to Tenant, and Tenant shall execute from time to time within ten days after delivery to Tenant, an instrument from each Landlord’s Mortgagee evidencing the subordination of this Lease to any such Mortgage or Primary Lease (which instrument shall include a provision that Tenant’s occupancy and use of the Premises shall not be disturbed so long as Tenant is not in default of this Lease, and which instrument shall be on Landlord’s Mortgagee’s standard form).
(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.
(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of the Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a
SECTION 12.	reasonable opportunity to perform Landlord’s obligations hereunder.
SUBORDINATION	(d) Landlord will request the Lender to provide Tenant a Non Disturbance
ATTORNMENT; NOTICE	Agreement. Landlord cannot guarantee Lender will provide such Non Disturbance
TO LANDLORD’S	Agreement, or that Lender will not request modifications to the form of the
MORTGAGEE	SNDA proposed by Tenant or Landlord.
13. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit B, and all parking rules and regulations that are attached hereto as Exhibit E. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the
Building and related facilities, provided that such changes are reasonable, applicable to all similarly situated tenants of the Building and will not unreasonably interfere with Tenant’s Permitted Use of the Premises. Tenant shall be responsible for the compliance with such rules and regulations by its employees, agents, and invitees, and with any subsequent rules and regulations as Landlord at any time or times hereafter may make and communicate in writing to Tenant, provided, however, that in case of any
SECTION 13.	conflict or inconsistency between the provisions of this Lease and any of the
RULES AND	Rules and Regulations as originally promulgated or as changed, the provisions
REGULATIONS	of this Lease shall control.
14. (a) Taking - Landlord’s and Tenant’s Rights. If any part of the
Building is taken by right of eminent domain or conveyed in lieu thereof (a
“Taking”), and such Taking prevents Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Landlord may, at its expense, relocate Tenant to office space reasonably comparable to the Premises, provided that Landlord notifies Tenant of its intention to do so prior to the effective date of the
Taking. Such relocation may be for no longer than ninety (90) days, and, in the event the relocation of Tenant is greater than ninety (90) days, then
Tenant shall have the option to terminate this Lease. Landlord shall complete any such relocation within ten (10) days after Landlord has notified Tenant of its intention to relocate Tenant. If Landlord does not elect to relocate
Tenant following such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within sixty (60)
days after the Taking, and Rent shall be apportioned as of the date of such
Taking. If Landlord does not relocate Tenant and Tenant does not terminate this Lease, then Rent shall be adjusted on a reasonable basis as to that portion of the Premises rendered untenable by the Taking.
(b) Taking - Landlord’s and Tenant’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds received for a Taking to Landlord’s
Mortgagee, then this Lease, at the option of either party, exercised by written notice to the other party within thirty (30) days after such Taking, shall terminate and Rent shall be apportioned as of the date of such Taking.
If either party does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Base Rent shall adjust as provided in the last sentence of Section 14.(a).
(c) Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken. Any value or award separately attributed to the leasehold shall belong to Tenant. In addition, Tenant may separately pursue a claim against the condemner only for the value of Tenant’s personal property which
SECTION 14.	Tenant is entitled to remove under this Lease, moving costs and loss of
CONDEMNATION	business.
15. (a) Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall, within thirty (30) days after such Casualty (provided that Landlord agrees to use commercially reasonable efforts to notify Tenant earlier if Landlord is able to do so), deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.
(b) Landlord’s and Tenant’s Rights. If a material portion of the Premises or the Building is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within 180 days after the commencement of repair, then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30)
days after the Damage Notice has been delivered to Tenant. If Tenant does not terminate this Lease, then (subject to Landlord’s rights under Section
15.(c)), Landlord shall repair the Building or the Premises, as the case may be, as provided below, and Rent for the portion of the Premises rendered untenable by the damage shall be adjusted on a reasonable basis from the date of damage until the completion of the repair, unless Tenant caused such damage, as determined by an impartial third party (i.e., a fire marshal) in which case, Tenant shall continue to pay Rent without abatement.
(c) Landlord’s and Tenant’s Rights. If a Casualty damages a material portion of the Building, and Landlord makes a good faith determination that restoring the Premises would be uneconomical, or if Landlord is required to pay any insurance proceeds arising out of the Casualty to Landlord’s Mortgagee, then either party may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant, and Base Rent hereunder shall be abated as of the date of the Casualty. Notwithstanding the foregoing, should such damage occur within the last twelve (12) months of the Term, as renewed and extended if applicable, Tenant shall have the right in tenant’s sole discretion to terminate this Lease.
(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, commence to repair the Building and the Premises and shall proceed with reasonable diligence to restore the Building and Premises to substantially the same condition as they existed immediately before such
Casualty; however, Landlord shall not be required to repair or replace any part of the furniture, equipment, fixtures, and other improvements which may have been placed by, or at the request of, Tenant or other occupants in the
SECTION 15.	Building or the Premises, and Landlord’s obligation to repair or restore the
FIRE OR OTHER	Building or Premises shall be limited to the extent of the insurance proceeds
CASUALTY	actually received by Landlord for the Casualty in question.
16. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises. If any taxes for which Tenant is liable are levied or assessed against Landlord or
Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, as additional Rent and upon
SECTION 16.	demand, that part of such taxes for which Tenant is primarily liable
TAXES	hereunder.
17. Each of the following occurrences shall constitute an “Event of Default”:
(a) Tenant’s failure to pay Rent, or any other sums due from Tenant to
Landlord under the Lease within ten (10) days following written notice or demand for payment of past due Rent;
(b) Tenant’s failure to perform, comply with, or observe any agreement or obligation of Tenant under this Lease (other than a payment obligation) on or before the thirtieth (30th) day following written notice of such failure;
provided, however, that in the event Tenant is undertaking reasonable efforts to cure such default, there will no Event of Default so long as Tenant is diligently working to cure same. Notwithstanding the foregoing, Landlord shall not default Tenant for any parking violation unless Tenant is in violation of any applicable law or Landlord can demonstrate that Tenant’s parking is impairing Landlord’s ability to lease space in the Building or that another tenant has articulated that such tenant is incurring parking problems..
(c) the filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 17.(c), any guarantor of the
Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this
Lease; or (4) for the reorganization or modification of Tenant’s capital structure; provided that Tenant shall have sixty (60) days following the commencement of an involuntary proceeding to have such proceeding dismissed before such proceeding shall constitute an Event of Default;
(d) the admission by Tenant that it cannot meet its obligations as they become due, the making of any transfer in fraud of creditors, or the making by Tenant of an assignment for the benefit of its creditors or a determination in the reasonable judgment of Landlord that Tenant has become insolvent by any definition stated under Chapter 24 of the Texas Property
Code or any successor statute; and
(e) If Landlord shall fail to fulfill any covenant or provision of this Lease on its part to be performed and fail to remedy such failure within thirty
(30) days after Tenant shall have given Landlord written notice of such
SECTION 17.	failure, then the same shall be an Event of Default by Landlord and Tenant
EVENTS OF DEFAULT	shall have all rights, powers and remedies available at law or equity.
18. Upon any Event of Default, Landlord may, without further notice or demand, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any of the following actions:
(a) Terminate this Lease, in which event, Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2)
all amounts due under Section 19.(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime
Rate” as published on the date this Lease is terminated by The Wall Street
Journal, Southwest Edition, in its listing of “Money Rates”, minus (B) the then present fair rental value of the Premises for such period, similarly discounted; or
(b) Terminate Tenant’s right to possession of the Premises without terminating this Lease, in which event Tenant shall pay to Landlord (1) all
Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 19.(a), and
(3) all Rent and other sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by
Landlord through reletting the Premises during such period. Landlord shall use reasonable efforts to relet the Premises. Landlord and Tenant agree that compliance with the following shall constitute reasonable efforts:
i) Landlord may relet the Premises on such market terms and conditions as
Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises);
ii) however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building.
Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring action against Tenant to collect amounts due by Tenant, without the necessity of
Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to exclude or dispossess Tenant of the Premises shall be deemed to be taken under this Section 18.(b). If
Landlord elects to proceed under this Section 18.(b), it may at any time elect to terminate this Lease under Section 18.(a).
(c) Change the door locks to the Premises and exclude Tenant from the
Premises. In the event Landlord shall, for the purpose of collecting Rent, or reentering or regaining possession of the Premises, change the lock(s) to the
Premises, Landlord shall not be obligated to provide Tenant with the new key(s) to the Premises or provide Tenant with access to the Premises until and unless Tenant shall have first cured all outstanding defaults [but if
Landlord has theretofore formally terminated this Lease or Tenant’s right of possession of the Premises, or if the default(s) is/are not subject to cure
(such as, but without limitation, Tenant’s assignment or subletting, change of Permissible Use or change of trade name without Landlord’s consent, or
Tenant’s early desertion, vacation or abandonment of the Premises), Landlord
SECTION 18.	shall not be obligated to provide the new key(s) to Tenant under any
REMEDIES	circumstances].
19. (a) Payment by Tenant. Upon any Event of Default, Tenant shall pay to
Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises,
(2) removing, storing and/or selling Tenant’s or any other occupant’s property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5)
performing Tenant’s obligations which Tenant failed to perform, and (6)
enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default.
(b) No Waiver. Landlord’s acceptance of all or a portion of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of
SECTION 19.	Default. No waiver by Landlord of any violation or breach of any of the terms
PAYMENT BY TENANT;	contained herein shall waive Landlord’s rights regarding any future violation
NON-WAIVER	of such term or violation of any other term.
20. No act by Landlord shall be deemed an acceptance or a surrender of the
Premises, and no agreement to accept a surrender of the Premises shall be valid unless the same is made in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the
Premises with all improvements located thereon in good repair and condition, reasonable wear and tear (and condemnation and fire or other casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the
Premises by Tenant (but Tenant shall not remove any such item which was paid for, in whole or in part, by Landlord) and all other items previously identified by Tenant and agreed to by Landlord. Additionally, Tenant shall remove such alterations, additions, improvements, trade fixtures, equipment, wiring, and furniture that is installed or placed in the Premises by Tenant as Landlord may reasonably request and which Landlord shall identify no later than ninety (90) days prior to the then expiring Term, as extended or renewed. Tenant shall repair all damage caused by Tenant’s removal of such items. All items not so removed shall be deemed to have been abandoned by
Tenant and may be appropriated, sold, stored, destroyed, or otherwise
SECTION 20.	disposed of by Landlord without notice to Tenant and without any obligation
SURRENDER OF	to account for or to pay for such items. The provisions of this Section 20
PREMISES	shall survive the end of the Term.
21. If Tenant fails to vacate the Premises at the end of the Term, then
Tenant shall be a tenant at will and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent, a daily Base Rent equal to the greater of (a) one hundred fifty percent (150%) of the daily Base Rent payable during the last month of the Term and one hundred percent (100%) of the Basic Costs. Notwithstanding the foregoing sentence, Tenant shall only be subject to paying such holdover amount in the event Landlord has provided
Tenant with written notice that Landlord has entered into good faith negotiations with one or more prospective tenants (without having to divulge the identity of such prospective tenant or tenants) that are considering leasing the Premises or a portion thereof. In addition, in the event of such holding over, Tenant shall be liable for and shall indemnify Landlord for all costs, losses, awards, or judgments (or reasonable negotiated settlement amount if any claim results in a settlement prior to any judgment award) due to Landlord’s inability to deliver the Premises to a successor tenant due to
SECTION 21.	Tenant’s holding over. Nothing contained herein shall be deemed consent to
HOLDING OVER	holding over by Tenant.
22. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises, Landlord shall have the following rights:
(a) to decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the
Building, or any part thereof; for such purposes, to enter upon the Premises upon reasonable notice to Tenant, and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;
(b) to take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants, including without limitation, searching all persons entering or leaving the Building; evacuating the
Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Saturdays, Sundays, and holidays, subject, however, to
Tenant’s right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time which may include by way of example, but not of limitation, that persons entering or leaving the Building, during normal business hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building; and
(c) to change the name by which the Building is designated provided Tenant shall be compensated its commercially reasonable out of pocket costs for any name change for an amount not to exceed Twenty Five Thousand and No/100
Dollars ($25,000); and
(d) to enter the Premises at all reasonable hours and upon giving Tenant reasonable notice to show the Premises to existing or prospective purchasers or lenders, and to prospective tenants, no earlier than two hundred seventy
(270) days prior to the then expiring Term, as renewed or extended. Landlord
SECTION 22.	shall be afforded the right to enter the Premises at any time without notice
CERTAIN RIGHTS	in the case of an emergency provided that notice will be delivered to Tenant
RESERVED BY	of any such access in the event of an emergency as reasonably practical
LANDLORD	afterwards.
SECTION 23. (Reserved)
24. (a) Landlord Transfer. Landlord may transfer, in whole or in part, the
Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease and the assignee assumes all of Landlord’s liabilities under the Lease and arising following such transfer, including, without limitation, the obligations arising in connection with the Security
Deposit, then Landlord shall thereby be released from any obligations under this Lease following such transfer.
(b) Landlord’s Liability. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease shall be limited to
Tenant’s actual direct, but not special, incidental, or consequential, damages therefore, and shall only be recoverable from the interest of
Landlord in the Building and the Land, and Landlord shall not be personally liable for any deficiency.
(c) Force Majeure. Other than for Tenant’s monetary obligations under this
Lease and obligations which can be cured by the payment of money (e.g., maintaining insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, delay or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.
(d) Brokers. Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Lease, except for Tenant’s Broker, as may be shown in the
Basic Lease Information. Tenant’s Broker shall be paid by the party named next to the name of the Broker as shown in the Basic Lease Information.
Except as specifically set forth in this subsection (d), Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.
(e) Estoppel Certificates and Financial Information. From time to time,
Tenant shall furnish to any party designated by Landlord, within ten (10)
days after Landlord has made a request therefore, a certificate signed by
Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord or Landlord’s Mortgagee may reasonably request. Further, in the event Tenant is not a publicly traded financial entity, from time to time (but not more often than once in any given six (6) month period), within fifteen days after Landlord’s request therefore, Tenant shall furnish to Landlord or Landlord’s Mortgagee the most recent annual financial statements (including balance sheet and income statement prepared in accordance with generally accepted accounting practices) for Tenant to the extent prepared in accordance with said standard.
(f) Notices. All notices and other communications given pursuant to this
Lease shall be in writing and shall be (1) mailed by first class, United
States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease
Information, or (2) hand delivered or delivered by overnight delivery service to the intended address. Notice sent by certified mail, postage prepaid, shall be effective three (3) business days after being deposited in the
United States Mail; all other notices shall be effective upon delivery to the address of the addressee. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.
(g) Severability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.
(h) Amendments and Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this
Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver is in writing signed by such party, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord or Tenant to insist upon the performance by the other party in strict accordance with the terms hereof.
The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and
Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof.
(i) Quiet Enjoyment. So long as there is no uncured Event of Default, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, subject to the terms and conditions of this Lease.
(j) Joint and Several Liability. If there is more than one Tenant, then the obligations hereunder imposed upon Tenant shall be joint and several. If there is a guarantor of Tenant’s obligations hereunder, then the obligations hereunder imposed upon Tenant shall be the joint and several obligations of
Tenant and such guarantor, and Landlord need not first proceed against Tenant before proceeding against such guarantor nor shall any such guarantor be released from its guaranty for any reason whatsoever.
(k) Captions. The captions contained in this Lease are for conveniences of reference only, and do not limit or enlarge the terms and conditions of this
Lease.
(l) No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such estate.
(m) No Offer. The submission of this Lease to Tenant shall not be construed as an offer, nor shall either party have any right under this Lease unless mutual execution of this Lease by Landlord and Tenant. Neither the prospective Landlord nor the prospective Tenant shall have any obligation to negotiate the terms of a possible lease and may withdraw from negotiations at any time for any reason or for no reason, without liability to the other party.
(n) Exhibits. All exhibits and attachments hereto are incorporated herein by this reference.
Exhibit A - Outline of Premises
Exhibit B - Building Rules and Regulation
Exhibit C - Basic Costs
Exhibit D - Tenant Finish-Work
Exhibit E - Parking
Exhibit F - Commencement Date Memorandum
Exhibit G - Option to Extend the Term
Exhibit H Option to Lease Additional Space
Exhibit H – 1 - Additional Space
(o) Entire Agreement. This Lease constitutes the entire agreement between
Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith.
(p) Dates of Performance. In the event that any date for performance by either party of any obligation hereunder required to be performed by such party falls on a Saturday, Sunday, nationally established holiday or state established holiday in the state where the Premises are located, the time for performance of such obligation shall be deemed extended until the next business day following such date.
(q) Non-Disclosure. Landlord and Tenant agree that the terms of this Lease are confidential and constitute proprietary information of the parties hereto. Each of the parties hereto agrees that such party, and its respective partners, officers, directors, and attorneys, shall not disclose
(including by press release, internet article, or other such publicity of any kind to the public or press) the terms and conditions of this Lease to any other person without the prior written consent of the other party hereto except pursuant to an order of a court of competent jurisdiction; provided, however, that either party may disclose the terms hereof to its lenders or prospective lenders or its respective accountants who audit its respective financial statements or prepare its respective tax returns, to any prospective transferee of all or any portions of their respective interests hereunder (including a prospective assignee or subtenant of Tenant), to any governmental entity, agency or person to whom disclosure is required by applicable law, regulation or duty of diligent inquiry and in connection with any action brought to enforce the terms of this Lease, on account of the breach or alleged breach hereof or to seek a judicial determination of the rights or obligations of the parties hereunder. Landlord and Tenant shall jointly agree to the terms of a press release pertaining to the lease of the
Premises to Tenant.
(r) Time of the Essence. Time is of the essence in this Lease and each and every term, condition and provision hereof.
(s) Waiver of Jury Trial. The parties hereto desire and intend that any disputes arising between them with respect to or in connection with this
Lease be subject to expeditious resolution in a court trial without a jury.
Therefore, the parties hereto each hereby waive the right to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action, proceeding or other hearing brought by any of the parties hereto against any other of the parties hereto on any matter whatsoever arising out of or in any way connected with this Lease or the matters contemplated thereby or any claim of injury or damage or the enforcement of any remedy under any law, statute or regulation, emergency or otherwise, now or hereafter in effect.
(t) Attorney’s Fees. In the event either party files suit or is required to appear before a court of competent jurisdiction, to enforce any rights such party may have under the Lease, to request a court to interpret any provisions of this Lease, or to seek a declaration of such party’s rights under this Lease or the existence of a violation or default under this Lease, the party prevailing in such action (the “Prevailing Party”) shall be entitled, in addition to any remedy or damages awarded to the Prevailing
Party, the Prevailing Party’s costs of court, out of pocket expenses, and attorneys’ fees. Attorneys' fees shall include attorneys' fees on any appeal, bankruptcy matters, costs of collection, and in addition a party entitled to attorneys' fees shall be entitled to all other reasonable costs for investigating such action, taking depositions and the discovery, travel, expert’s fees, and all other necessary costs incurred in such litigation.
SECTION 24.	The term prevailing party as used herein shall mean the party who obtains
MISCELLANEOUS	substantially the relief sought.
25. The term “Hazardous Substances”, as used in this Lease shall mean pollutants, contaminants, toxic or hazardous wastes, or any other substances, the removal of which is required or the use of which is restricted, prohibited or penalized by any “Environmental Law” which term shall mean any
Law relating to health, pollution, or protection of the environment. Tenant hereby agrees that (a). no activity will be conducted on the Premises that will produce any Hazardous Substances, except for such activities that are part of the ordinary course of Tenant’s business activities (the “Permitted
Activities”) provided such Permitted Activities are conducted in accordance with all Environmental Laws; (b). the Premises will not be used in any manner for the storage of any Hazardous Substances except for any temporary storage of incidental amounts of such materials that are used in the ordinary course of Tenant’s business (the “Permitted Materials”) provided such Permitted
Materials are properly stored in a manner and location satisfying all
Environmental Laws; (c). no portion of the Premises will be used as a landfill or a dump; (d). Tenant will not install any underground tanks of any type; (e). Tenant will not allow any surface or subsurface conditions to exist or come into existence that constitute, or with the passage of time may constitute a public or private nuisance; (f). Tenant will not permit any
Hazardous Substances to be brought onto the Premises, except for the
Permitted Materials, and if any Hazardous Substances other than Permitted
Materials are brought or found located thereon, the same shall be immediately removed by Tenant, with proper disposal, and all required cleanup procedures shall be diligently undertaken pursuant to all Environmental Laws; and (g).
Tenant shall remove all Permitted Materials from the Premises in a manner acceptable to Landlord before Tenant’s right to possess the Premises is terminated. If at any time during or after the Term, the Premises are found to be so contaminated or subject to such conditions due to Tenant’s actions as determined by a competent independent third party, Tenant shall defend, indemnify and hold Landlord harmless from all claims, demands, actions, liabilities, costs, expenses, damages and obligations of any nature arising from or as a result of the use of the Premises by Tenant, including
Landlord’s reasonable legal fees and costs incurred, except for any conditions or contamination caused by Landlord. The foregoing indemnity shall survive termination or expiration of this Lease. Unless expressly identified on an addendum to this Lease and except for ordinary office and cleaning products used in accordance with all Environmental Laws, as of the date hereof there are no “Permitted Activities” or “Permitted Materials” for
purposes of the foregoing provision and none shall exist unless and until approved in writing by the Landlord. Landlord may enter the Premises and conduct environmental inspections and tests therein as it may reasonably require from time to time, provided that Landlord shall use reasonable efforts to minimize the interference with Tenant’s business. Such inspections and tests shall be conducted at Landlord’s expense, unless they reveal the presence of Hazardous Substances (other than Permitted Materials or those placed in the Premises by Landlord) or that Tenant has not complied with the
SECTION 25.	requirements set forth in this Section 25, in which case Tenant shall
HAZARDOUS	reimburse Landlord for the cost thereof within ten days after Landlord’s
SUBSTANCES	request therefore.
26. The buildings commonly known as Prominent Pointe One and Prominent Pointe
SECTION 26.	Two will be connected by three (3), four inch (4”) conduits enabling tenants
TELECOM-MUNICATIONS	to hardwire between the buildings.
27. Building Amenities. Landlord represents that all amenities are free of charge and made available on a first come, first served basis. Such amenities shall include, but not be limited to a fitness center and locker room facilities (containing lockers and bench seating) with showers, the secured bicycle storage area and access to a conference room. Landlord currently has identified a tenant that will operate a deli service in the
Building on the Commencement Date. In the event the full service deli servicing the Building (or currently anticipated to service the Building on the Commencement Date) closes, Landlord will use reasonable commercial
SECTION 27.	efforts to find another tenant providing food service of comparable quality
BUILDING AMENITIES	in the Building.
28. Fire and Safety. Landlord hereby represents that the Building will meet all local safety codes and will be fully sprinklered with an automatic fire sprinkler system. The Building will be equipped with a state of the art fire
SECTION 28.	alarm system, including, but not limited to, a smoke detection system and
FIRE AND SAFETY	visual strobe and audio sensors throughout the Building.
29. Termination Right. Notwithstanding anything herein to the contrary, in the event Landlord does not tender the Premises to Tenant for occupancy prior to May 1, 2009 (which date shall be extended for each day Tenant fails to timely comply with the time periods set forth in Section 2 of Exhibit D to
SECTION 29.	this Lease), Tenant shall have the right to terminate this Lease prior to the
TERMINATION RIGHT	Commencement Date upon written notice to Landlord.

DATED as of the date first written above.

LANDLORD:	PROMINENT NORTHPOINT, LP, a Texas limited partnership By: Aspen Growth Properties, Inc., its General Partner By: /s/ Mark McAllister

Mark McAllister, President
TENANT:	BORLAND SOFTWARE CORPORATION, a Delaware corporation By: /s/ Tod Nielsen

Name: Tod Nielsen

Title: CEO

EXHIBIT A

OUTLINE OF PREMISES

EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the parking area associated therewith, the land and the appurtenances thereto:

1.	Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2.	Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3.	Except as otherwise set forth in this Lease, including, without limitation, the glass doors to Suite 100, no signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord, which consent shall not be unreasonably, conditioned or delayed. No nails, hooks or screws shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

4.	At Landlord’s cost, Landlord shall provide and maintain an alphabetical directory for all tenants in the main lobby of the Building, and shall provide for the placement of Tenant’s name on the main entrance to the Premises. Tenant shall not erect any signs, plaques or names other than as provided for by Landlord.

5.	Landlord shall provide all door locks in each tenant’s leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant’s leased premises, at such tenant’s cost, and no tenant shall make a duplicate thereof.

6.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

7.	Landlord may prescribe weight limitations and determine the locations for safes, filing cabinets, and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

8.	Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. Except for use by a handicapped or special needs individual, no birds or animals shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

9.	Tenant shall cooperate with Landlord’s employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building’s cleaning and maintenance personnel.

10.	To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons and to a location approved by Landlord.

11.	Tenant shall not make or permit any improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

12.	No machinery of any kind (other than normal office equipment) shall be operated by any tenant on its leased area without Landlord’s prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance.

13.	Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

14.	Except for machines used exclusively by Tenant’s employees, no vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord.

15.	All mail chutes located in the Building shall be available for use by Landlord and all tenants of the Building according to the rules of the United States Postal Service.

16.	Tenant shall use reasonable efforts to turn off all lighting and equipment when Tenant is not using the Premises, except for such equipment that is normally operated on a full time basis such as fax machines, refrigerators, computer servers, etcetera.

17.	Tenant shall not prepare any foodstuffs or operate any food equipment or stoves other than is typical in an office kitchenette such as coffee machines, microwave oven, and the like. In no event shall any cooking equipment having an open flame be operated in the Premises.

18.	Tenant shall not use any electronic equipment that causes any electronic interference with standard office equipment used by Landlord or any other tenant. Tenant shall not install any electronic equipment such as antennas, reception dishes, telephone, microwave or other similar transmission dishes, or their progeny, outside of the Premises or on the sides or top of the Building.

These rules may be amended or supplemented as reasonably determined by Landlord and as long as such amendment or supplement is equally applied to all similarly situated tenants in the Building.

[end of Exhibit B]EXHIBIT C

BASIC COSTS

The term “Basic Cost” shall mean all expenses and disbursements of every kind (subject to the limitations set forth below) which Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of (i) the Building, (ii) the parking structure appurtenant to the Building and all parking areas servicing the Building, and (iii) all common areas owned by Landlord that are appurtenant to the Building (collectively “Improvements”), determined in accordance with generally accepted accounting principles consistently applied, including but not limited to the following:

1.	To the extent directly attributable to the Building, wages and salaries (including management fees or fees paid to an independent management company) of all employees engaged in the operation, repair, replacement, maintenance, and security of the Improvements, including taxes, insurance and benefits relating thereto;

2.	All supplies and materials used in the operation, maintenance, repair, replacement, and security of the Improvements;

3.	Annual cost of all capital improvements made to the Improvements which although capital in nature can reasonably be expected to reduce the normal operating costs of the Improvements, as well as all capital improvements made in order to comply with any law hereafter promulgated by any governmental authority, as amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes);

4.	Actual cost of all utilities for the Improvements, other than the cost of utilities actually reimbursed to Landlord by the Building’s tenants (including Tenant under Section 7.(b) of this Lease);

5.	Actual cost of any insurance or insurance related expense applicable to the Improvements and Landlord’s personal property used in connection therewith;

6.	Actual cost of repairs, replacements, and general maintenance of the Improvements; and

7.	Cost of service or maintenance contracts with independent contractors for the operation, maintenance, repair, replacement, or security of the Improvements (including, without limitation, alarm service, window cleaning, and elevator maintenance).

8.	Cost of providing maintenance, utilities and cleaning services to any tenant premises to the extent same are not separately reimbursed by any such tenant and to the further extent the recipient tenant thereof is paying its pro-rata share of Basic Costs.

9.	The Building’s Proportionate Share of Taxes (described below).

As used herein the term “Taxes” shall mean all taxes and assessments and governmental charges whether federal, state, county or municipal and whether they be by taxing or management districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments attributable to the Project (or its operation), including the buildings and the grounds, parking areas, driveways and alleys around the buildings, excluding, however, (A) any interest or penalties; (B) any capital levy, estate, succession, inheritance, transfer, sales, use or franchise taxes, or any income, profits, or revenue tax, assessment or charge imposed upon the rent received as such by Landlord under this Lease.

Notwithstanding subsection (B) of the previous paragraph, the tax imposed pursuant to the 2006 amendments to the Texas Tax Code, Chapter 171, and all subsequent legislation altering, amending, or modifying such amendments, pertaining to certain franchise, margin, revenue, or income taxes, imposed on any entity pursuant to such legislation, and any assessments or charges or part thereof so based, shall be deemed to be included within the term “Taxes” and shall not be excluded by subsection (B) of the previous paragraph. If at any time during the Term of this Lease the present method of taxation shall be further changed by the taxing authorities, so that the whole or any part of the taxes, assessments or governmental charges shall be discontinued or reduced, and that as a substitute thereof or in lieu of or in addition thereto taxes, assessments and governmental charges shall be levied, assessed, or imposed, wholly or partially, on (or shall be calculated with reference to rents received from the Project or rents reserved herein or the income of Landlord received directly from the Project), then such substituted, additional or increased taxes, assessments and governmental charges, to the extent so levied, assessed or imposed, shall be deemed to be included within the definition of Taxes. Notwithstanding anything to the contrary in this Exhibit C or elsewhere in this Lease, the tax, if any, imposed pursuant to Texas Tax Code, Chapter 171, as it may be amended, and any substituted tax set forth in the preceding sentence, shall be calculated, throughout the term of this Lease, including any extensions, as if the Project is the sole asset of any nature owned by Landlord. The obligation of Tenant to pay any taxes outlined in this section 9 shall be expressly conditioned on all tenants of the Building being required to pay said taxes. Landlord shall provide Tenant annual written confirmation that all tenants of the Building are required to pay said taxes.

There are specifically excluded from the definition of the term “Basic Cost”:

(i)	costs for capital improvements made to the Building or Project, other than capital improvements described in subparagraphs 3. above of this Exhibit, and except for items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies, and the like;

(ii)	executives’ salaries above the grade of building manager;

(iii)	costs for repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Building other than Tenant;

(iv)	for interest, amortization or other payments on loans to Landlord;

(v)	depreciation of the Improvements;

(vi)	leasing commissions;

(vii)	legal expenses, other than those incurred for the general benefit of the Building’s tenants (e.g., real estate tax disputes);

(viii)	repairs or replacements incurred by reason of fire or other casualty or condemnation to the extent Landlord is compensated therefore;

(ix)	renovating or otherwise improving space for occupants of the Building or non-Common Area vacant space in the Building;

(x)	expenses of Landlord in curing defaults or performing work expressly provided in this Lease to be borne at Landlord’s expense;

(xi)	federal income taxes imposed on or measured by the income of Landlord from the operation of the Improvements;

(xii)	debt service, refinancing costs and mortgage interest and amortization payments;

(xiii)	expenses incurred by Landlord to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants or in connection with any financing, sale or syndication of the Improvements;

(xiv)	Landlord’s general corporate overhead and administrative expenses except if it is solely for the Improvements; an

(xv)	Costs incurred by Landlord in the construction of the Building prior to the Rent Commencement Date, including without limitation, landscaping, code compliance, construction cost overruns, or any other costs incurred by Landlord with respect to bringing the Building to a state in which it can be leased.

[end of Exhibit C]EXHIBIT D

TENANT FINISH-WORK

(ALTERNATE FORM IF TENANT OBTAINS A TI ALLOWANCE)

1. Tenant Improvement Allowance. Landlord shall provide Tenant an allowance for tenant improvements to the Premises in an amount not to exceed the LESSER OF (i) the tenant improvement allowance specified in the Basic Lease Information, or (ii) the total cost of construction of the tenant improvements.

2. Plans and Drawings. On or before May 15, 2008 (the “Space Plan Deadline”), Tenant shall submit to Landlord, Tenant’s approved space plan for the Premises (the “Space Plan”). On or before June 1, 2008 (the “Working Drawing Deadline”), which date shall be extended by one (1) day for each day of Tenant’s Delay (defined below),

Tenant shall deliver to Landlord for Landlord’s approval working drawings consisting of a floor plan, reflected ceiling plan, interior elevations, electrical plan, door schedule and finish schedule for the Premises (the “Working Drawings”), which Working Drawings shall be consistent with the Space Plan. Landlord shall approve or disapprove the Working Drawings within ten (10) business days after delivery of the Working Drawings to Landlord, which approval shall not be unreasonably withheld. Landlord shall not unreasonably disapprove the Working Drawings. If Landlord disapproves the Working Drawings, Landlord shall return the Working Drawings to Tenant with Landlord’s specific requested changes noted thereon. Tenant shall promptly revise and resubmit the Working Drawings to Landlord and Landlord shall approve such revised Working Drawings within six (6) business days after receipt. The Working Drawings as finally approved by Landlord are referred to as the “Final Plans”, and the improvements to the Premises shown in the Final Plans is sometimes referred to herein as the “Landlord Work”. Landlord shall obtain all permits and approvals, and shall construct or modify the improvements to the Premises in accordance with the Final Plans, in a good and workmanlike manner, and charge the Tenant Improvement Allowance for an amount equal to the costs incurred by Landlord in constructing the improvements, including, without limitation, Landlord and Tenant’s actual cost of the work performed and materials provided, architectural fees, engineering fees, mechanical costs, structural costs, electrical costs, construction management fees to Tenant’s construction management consultant, permit fees, out-of-pocket expenses, and any increased costs incurred by Landlord and Tenant as a result of any changes to the Final Plans requested by Landlord and Tenant or any Tenant’s Delay (collectively, “Construction Costs”). Tenant shall pay or reimburse Landlord twenty (20) days after Landlord’s request for any Construction Costs in excess of the Tenant Improvement Allowance incurred by Landlord in constructing the improvements in accordance with the Final Plans.

3. Tenant’s Delay. For purposes hereof, a “Tenant’s Delay” shall include the following: (i) Tenant’s failure to submit the Space Plan or approve the Working Drawings within the periods specified in Section 2. above, (ii) Tenant’s changes to the Space Plan or the Final Plans after Tenant’s initial approval thereof, (iii) an failure by Tenant to pay Construction Costs in excess of the Tenant Improvement Allowance, (iv) any work performed by Tenant in the Premises, or (v) any other delay to the extent requested or caused by Tenant.

4. Substantial Completion. The terms “Substantial Completion” or “Substantially Complete” mean that the Landlord Work has been completed in accordance with the Final Plans, and the Premises may be legally occupied by Tenant, even though minor details, adjustments or punch list items that do not materially interfere with Tenant’s use or occupancy of the Premises for normal business operations may remain to be completed.

5. Economies of Scale. Landlord acknowledges that Landlord will be completing construction of the Building simultaneously with the Landlord Work. Landlord shall undertake commercially reasonable efforts to obtain economies of scale in the construction phase so that the best pricing (i.e., without overtime) is obtained with the use of materials and labor in connection with the Tenant Improvement Allowance. In addition, Landlord will competitively bid the construction work with at least three (3) general contractors that are mutually approved by Landlord and Tenant. Tenant may hire a construction manager to review Landlord’s construction management and construction teams, and the cost for Tenant’s construction manager can be paid out of the Tenant Improvement Allowance. Landlord shall not be paid any additional construction management or supervisory fees.

6. Architect. Tenant may use its own architect for space planning purposes and Landlord will pay a maximum of $0.07 per square foot up to 60,000 square feet for such architectural services, and such amount shall not be deducted from the Tenant Improvement Allowance.

EXHIBIT E

PARKING

1. Landlord shall provide at no cost, and so long as there is no Event of Default, Tenant shall be permitted to use one hundred seventy one (171) undesignated vehicular parking spaces (including visitor and handicap) in the covered and uncovered parking area associated with the Building during the Term at no charge and subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Facilities.

2. Tenant shall at all times comply with all Laws respecting the use of the Parking Facilities. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Facilities or the Property, from time to time, including any key-card, sticker, or other identification or entrance systems and hours of operations. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Facilities, and any violation of the rules and regulations shall subject the automobile in question to removal from the Parking Facilities.

3. Unless specified to the contrary above, the parking spaces shall be provided on an unreserved, “first-come, first-served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Facilities to be operated by an independent contractor, un-affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Landlord shall have no liability whatsoever for any damage to vehicles or any other items located in or about the Parking Facilities, and in all events, Tenant agrees to seek recovery from its insurance carrier and to require Tenant’s employees to seek recovery from their respective insurance carriers for payment of any property damage sustained in connection with any use of the Parking Facilities.

4. No portion of the parking areas may be used for any purpose other than the temporary parking of street-legal automobiles, except that no oversize vehicles, trailers or campers may be parked. There shall be no vehicular maintenance, washing, cleaning, detailing, or similar activities performed in the parking area. All vehicles shall be parked within the lines of a parking space and all vehicles shall obey all directional and restrictive signs placed in the parking areas.

5. Landlord has the right to impose parking fees or parking restrictions (i.e., car pool parking limitations) if any governmental authority requires same. In the event parking fees are imposed as allowed herein, Tenant may offer parking validation in a form determined by Landlord. If parking fees are imposed, the payee of such fees shall pay to Landlord all state taxes assessed against such parking fees pursuant to Title 2. of the Texas Tax Code. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, with assigned and/or reserved spaces. Such reserved spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved parking spaces. Landlord also reserves the right to close all or any portion of the Parking Facilities, at its discretion or if required by casualty, strike, condemnation, repair, alteration, act of God, Laws, or other reason beyond Landlord’s reasonable control; provided, however, that except for matters beyond Landlord’s reasonable control, any such closure shall not exceed two (2) business days.

[end of Exhibit E]EXHIBIT F

COMMENCEMENT DATE MEMORANDUM

Re: Office Lease dated , 20 (the “Lease”) between , L.P. (“Landlord”) and (“Tenant”) for the Premises described below. Unless otherwise specified, all capitalized terms used herein shall have the same meanings as in the Lease.

Landlord and Tenant agree that:

The Premises subject to the Lease are      .

The rentable square feet are      .

Tenant has accepted possession of the Premises. The Premises are usable by Tenant as intended, and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects.

The Commencement Date of the Lease is __________________.
The Expiration Date of the Lease is the last day of ___________________.
Tenant’s Address at the Premises after the Commencement Date is:
name:
attention:
street:
city/state/zip:
telephone:	(512)

The terms and conditions of the Lease constitute the complete final agreement of Landlord and Tenant and are ratified and acknowledged to be unchanged and in full force and effect.

EXECUTED as of      , 2008.

LANDLORD: Prominent Northpoint, LP

a Texas limited partnership

by: ASPEN GROWTH PROPERTIES, INC., its General Partner

By:
Name: Title:	Mark McAllister President
TENANT:	Borland Software Corporation
By:
Name:
Title:

EXHIBIT “G”

OPTION TO EXTEND THE TERM

Provided no Event of Default exists and Tenant is occupying at the time of such election (i) the entire Premises (where the entire Premises consists of only the approximately 45,000 rentable square feet originally leased by Tenant under this Lease, or (ii) not less than fifty percent of the entire Premises (where Tenant has expanded beyond its original approximately 45,000 rentable square feet referred to herein, Tenant may renew the Lease for two (2) additional periods of five (5) years each on the same terms provided in the Lease (except as set forth below), by delivering written notice of the exercise thereof to Landlord not later than two hundred seventy (270) days and not before three hundred sixty (360) days prior to the expiration of the primary Term or an extended Term as the Term may have been extended by the previous exercise of Tenant’s option to extend the Term. Any notices given prior to said 360 day period or following said 270 day period shall be void and without force and effect. No later than thirty (30) days following the date Tenant has provided written notice of the exercise of its option to extend the Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

1.	The Basic Rental for the Premises (on a per square foot basis) payable for each month of such extended Term shall be the prevailing rental rate for Class A buildings located in Austin, Texas at the time of commencement of such extended term as reasonably determined by Landlord based on forecasting and extrapolating the past lease transactions in the Austin area during the six (6) month period immediately preceding Tenant’s exercise of its option to extend or renew the Lease Term as provided above to reasonably predict the prevailing rental rate at the time of commencement of such extended term, for space of equivalent quality, size, utility and location, with the length of the extended Term and the credit standing of Tenant to be taken into account. If requested by Tenant in writing, Landlord agrees to provide Tenant, upon Tenant signing a non-disclosure agreement, with information on such prior leases entered into by Landlord upon which Landlord would determine the prevailing rental rate for the extended or renewal term of this Lease;

2.	Except as specifically set forth above, Tenant shall have no further renewal options unless expressly granted by Landlord in writing; and

3.	Landlord shall lease to Tenant and Tenant shall accept the Premises “As-Is” and in its then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements.

4.	Upon the extension of the Lease Term pursuant to this Addendum One, the term “Lease Term” or “Term” as used in this Lease shall thereafter include the extended Term and the expiration date of the Lease shall be the expiration date of the extended Term.

5.	Tenant’s rights under this Addendum shall terminate if (a) this Lease or Tenant’s right to possession of the Premises is terminated, (b) Tenant assigns any of its interest in this Lease to a third party (other than a transferee pursuant to a Permitted Transfer as described in Section 10.(b) of the Lease) or sublets more than fifty percent of the Premises to a third party or parties (other than a transferee pursuant to a Permitted Transfer as defined in Section 10.(b) of the Lease), or (c) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof.

EXHIBIT “H”
OPTION TO LEASE ADDITIONAL SPACE

If, during the primary lease term and any renewals, a bona fide offer acceptable to both Landlord and the prospective third party tenant is made to lease any part of the contiguous space located on the first (1st) floor of the Building as depicted on Exhibit H – 1 (herein, the “Option Space”), Tenant shall have the first right and option to lease such additional space. When said third party offers to lease such space, Landlord shall first offer to lease such space to Tenant (herein “First Offer”). The terms and conditions offered to Tenant shall be equal to the third party offering terms and conditions; provided, however, if Tenant elects to exercise this right of first refusal within the first four (4) months of the term of this Lease, then all terms and conditions for the expansion space shall be identical to the terms and conditions of this Lease except the Tenant Improvement dollars spent will all be pro-rated accordingly. If, within five (5) business days after Landlord gives Tenant notice (the “Option Notice”) of the bona fide third party offer, Tenant does not notify Landlord in writing that Tenant elects to lease all of such space so offered, and fails to execute a lease on such space (containing the terms above) as so offered within ten (10) days after presentment of such lease by Landlord to Tenant, then Tenant’s rights to lease such additional space shall immediately terminate and expire, provided, however, that the foregoing First Offer shall be a continuous right and in the event Tenant does not elect to lease the space as provided in the Option Notice and Landlord does not ultimately lease the additional space as provided in the Option Notice to the prospective tenant identified in the Option Notice, the First Offer shall continue to apply to the Option Space and Tenant shall have the First Offer rights to said space.

EXHIBIT “H – 1”

ADDITIONAL SPACE

Approximately 22,148 Net Rentable Square Feet on the First (1st) Floor